PROMISSORY NOTE- CMC Ill

$380,000 (Three Hundred Eighty Thousand Dollars)	Dated: January 21, 2008
Principal Amount	State of Nevada

 Funding Date- On or before January 25, 2008

Due Date of Note July 24, 2008

FQR VALUE RECEIVED, Three Hundred Eighty Thousand Dollars ($380,000), the undersigned, Indigo-Energy, Inc., a Nevada Corporation, located at 701 N. Green Valley Parkway, Suite 200, Henderson, NV 89074 (Borrowers) hereby promises to pay to the order of Carr Miller Capital LLC, a Corporation or his assigns located at 701 Rt-73 South, Suite 410, Marlton, NJ 08053 (Maker) the sum of $380,000 (Three Hundred Eighty Thousand Dollars). Said sum shall be paid in the manner following:

This Promissory Note shall bear Interest at ten percent (10%) per annum from the Funding Date to the Due Date. Interest payments shall be paid to Maker at monthly intervals commencing 30 days from Funding Date. Borrowers may pre-pay any or all of the Principal Amount without penalty.

At the Due Date Borrower will repay the Note in the following manner:

Borrower will repay the Principal Amount along with accrued Interest within 10 days of the Due Date via check to the Makers address above.

Additionally, the Maker shall receive 5 (five) shares of Borrower’s common stock for each dollar amount of the Principal Amount within thirty (30) days of disbursement of the funds, such stock to be restricted by Rule 144 and to be distributed as directed by Maker.

Further, Borrower shall pay to Maker a one-time administrative fee of six thousand dollars ($6,000).

Further, Borrower agrees to accept the nomination of two individuals to fill vacancies on the Board of Directors although election is neither promised or a condition of funding this Note.

This Note shall at the option of the Maker be immediately due and payable upon the occurrence of any of the following:

1- Breach of any condition of any of the security interest.
2- Upon the insolvency, dissolution, or liquidation of the Borrowers.

Wire Instructions for receipt of funds by Borrower are:

[redacted]

In the event this note shall be in default, and placed with an attorney for collection, then the Borrower agrees to pay all reasonable attorney fees and costs of collection, Payments not made within 10 days of due date shall be subject to a late charge of 10% of said payment. All payments hereunder shall be made to the Maker.

The Borrowers agree to be fully bound hereunder until this note shall be fully paid and waive demand, presentment and protest and all notices thereto and further agrees to remain bound, notwithstanding any extension, renewal, modification, waiver, or other indulgence by the Maker or upon the discharge or release of the Borrowers, or upon the exchange, substitution, or release of any collateral granted as security for this Note. No modification or indulgence by Maker shall be binding unless in writing, and any indulgence for one occasion shall not be an indulgence for any other or future occasion. This Note shall take effect as a sealed instrument and shall be construed, governed, and enforced in accordance with the laws of the State of Nevada.

Signed the date recorded below:

/s/ Steve Durdin
Steve Durdin, CEO Indigo-Energy, Inc.	Date

Accepted by Maker Carr Miller Capital, LLC,

/s/ Everett Miller
Everett Miller, Principal	Date	EIN #